Exhibit 16.1

December 15, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Santander Consumer USA Holdings Inc.’s Form 8-K dated December 15, 2015, and have the following comments:

1.	We agree with the statements made in the second, third, fourth, and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first and sixth paragraphs.

Yours truly,

Dallas, Texas